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                                                                   EXHIBIT 10.13

                          CHANGE IN CONTROL AGREEMENT

                              ____________ [date]

Dear ________________:

         Greyhound Lines, Inc. (the "Company") considers it essential to the best interests of the Company and its shareholders that, in the event of a "Change in Control" (as defined in Section 2 hereof), its management be encouraged to remain with the Company and to continue to devote full attention to the Company's business.

         This letter agreement ("Agreement") sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated either by you for "Good Reason" or by the Company "Without Cause" (both as defined in Section 3 hereof) within a two year period immediately following any Change in Control of the Company. In the event that a Change in Control of the Company does not occur, no benefits shall be payable under this Agreement.

         1. CONTINUED EMPLOYMENT. Nothing in this Agreement shall be construed so as to give you any right to continued employment by the Company. Notwithstanding the foregoing, by entering into this Agreement you are confirming that in consideration of, among other things, the Company's entering into this Agreement with you, it is your present intention to remain in the employ of the Company.

         2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless:

                                    (i)      a Change in Control of the Company
                           occurs; and

                                    (ii)     your employment with the Company is
                           terminated within two years thereafter either by you for Good Reason or by the Company Without Cause.

         This Agreement is not intended to apply to termination of your employment by reason of Death, Disability or Cause (as defined in Section 3 hereof).

         For purposes of this Agreement, a "Change in Control"of the Company shall mean:

         (a) The acquisition by any person (defined for the purposes of this definition to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the regulations thereunder (the "Exchange Act")), other than the Company or an employee benefit plan created by the Board of Directors of the Company (the "Board")for the benefit of its employees, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the regulations promulgated by the SEC under Section 13(d) of the Exchange Act) of

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securities issued by the Company having 30% or more of the voting power of all the voting securities issued by the Company in the election of directors at the next meeting of the holders of voting securities to be held for such purpose; or

         (b) The election of a majority of the directors to the Board elected at any meeting of the holders of voting securities of the Company who are persons who were not nominated for such election by the Board or a duly constituted committee of the Board having authority in such matters; or

         (c) The approval by the stockholders of the Company of a merger or consolidation with another person, other than a merger or consolidation in which the holders of the Company's voting securities issued and outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising 80% or more of the voting power for all purposes of the surviving or resulting corporation; or

         (d) The approval by the stockholders of the Company of a transfer of substantially all of the assets of the Company to another person other than a transfer to a transferee, 80% or more of the voting power of which is owned or controlled by the Company or by the holders of the Company's voting securities issued and outstanding immediately before such transfer in the same relative proportions to each other as existed before such event.

         The first date upon which a Change in Control as defined above takes place shall be known as the "Effective Date." Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if your employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by you that such termination (i) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (ii) was by the Company and arose with or in anticipation of a Change in Control, then for all purposes of this Agreement your employment shall be deemed to have been terminated by the Company Without Cause under Section 3(e) of this Agreement.

         3. TERMINATION OF EMPLOYMENT. Your employment with the Company shall or may be terminated, as the case may be, for any of the following reasons:

                  (a) Death. Termination of your employment with the Company due to your death;

                  (b) Disability. Termination of your employment with the Company either by you or the Company after you are physically or mentally incapacitated for a period of (i) 180 consecutive days, or (ii) 180 days in any 360 day period, such that you cannot substantially perform your duties of employment with the Company on a full-time basis with reasonable accomodation;

                  (c) Cause. Termination of your employment with the Company at any time for Cause. For purposes of this Agreement, "Cause" shall mean:

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                           (i)      Any act or omission constituting fraud under
                  the laws of the State of Texas [or the state of your employment]; or

                           (ii) Conviction of, or a plea of nolo contendere to, a felony; or

                           (iii)    Use of illegal drugs; or

                           (iv)     Embezzlement of Company property or
                  funds; or

                           (v)      Gross neglect of your duties with the
                  Company.

                  (d) Good Reason. You may terminate your employment with the Company for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                           (i) a substantial diminishment of your duties and authority (except at your request), other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by you; or

                           (ii) any failure by the Company to continue to provide you with an annual base salary, employee benefits and an opportunity to earn incentive and bonus compensation equal or greater to that which was provided to you by the Company immediately prior to the Effective Date, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by you; or

                           (iii) [OPTIONAL PROVISION TO BE INCLUDED IN AGREEMENTS APPLICABLE TO DALLAS-BASED EMPLOYEES] the Company is requiring you without your written consent to be based at or generally work from any location more than 25 miles outside of Dallas County, Texas; or

                           (iv) any failure by the Company to comply with and satisfy Section 10 of this Agreement.

         (e) Without Cause. The Company may terminate your employment with the Company Without Cause. For purposes of this Agreement the term "Without Cause" shall mean termination of your employment for reasons other than for Death, Disability or Cause.

         4. SEVERANCE PAY. If a Change in Control of the Company occurs and within two years thereafter your employment with the Company is terminated either by you for Good

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Reason or by the Company Without Cause, the Company shall pay to you as severance pay, in a lump sum on or before the thirtieth day following the date of termination, the following amounts:

                  (a) your full base salary and benefits earned and payable through the date your employment is terminated, plus the dollar amount of your "target" payout under the Company's Management Incentive Plan ("MIP") in effect on the date your employment is terminated, prorated from the beginning of the then-current plan year through the date your employment is terminated; and

                  (b) two (2) times the sum of (i) your then-current annual base salary and (ii) the dollar amount of your "target" payout under the Company's Management Incentive Plan ("MIP") in effect on the Effective Date.

         5. EMPLOYEE BENEFITS. If a Change in Control of the Company occurs and within two years thereafter your employment with the Company is terminated either by you for Good Reason or by the Company Without Cause, then in addition to all other benefits which you have earned prior to such termination or to which you are otherwise entitled, the provisions of this
Section 5 shall apply. For a period of two years following the date of termination of your employment, the Company shall continue to make available to you and to your dependents the same medical, dental and vision plan coverage as was in effect immediately prior to your termination at the same cost that such coverage is provided for active employees of the Company. This extended medical, dental and vision plan coverage shall run concurrently with any COBRA continuation medical, dental and vision plan coverage rights that you or your dependents have under Section 4980B of the Internal Revenue Code; therefore, you and your dependents will be required to elect such COBRA coverage on a timely basis in order to receive such continued medical, dental and vision plan coverage. Notwithstanding the foregoing, the availability of the extended medical, dental and vision plan coverage described in this Section 5 will terminate prior to the end of the two year period in the event that the rights to continuation coverage of you or your dependents terminate under COBRA. In the event that medical, dental and vision plan coverage is revised or terminated for active employees of the Company, such revisions or termination shall apply to medical, dental and vision plan coverage described in this Section 5. In addition to continued medical, dental and vision plan coverage, for the two year period immediately following the termination of your employment, the Company will reimburse you for the premium costs for any disability plan coverage provided to you by the Company immediately prior to the termination of your employment, but only to the extent that you have an individual right to convert such disability plan coverage to individual coverage following your termination of employment and only in the event you exercise such conversion privilege. Finally, for the two year period following the termination of your employment, the Company shall reimburse you for the premium cost for any executive life insurance policy that is in place for you immediately prior to your termination and pursuant to which you have a right to convert such policy to an individual policy and you exercise such conversion privilege.

         6. NO MITIGATION REQUIRED. You shall not be required to mitigate the amount of any payment or benefit provided for in Sections 4 or 5 by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or other obligation on your part hereunder or otherwise.

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         7.       CONFIDENTIAL INFORMATION. You hereby agree that you shall not at any time (whether employed by the Company or not), either directly or indirectly, disclose or make known to any person or entity any confidential information, trade secret, or proprietary information that you acquired during the course of your employment with the Company which shall not have become public knowledge (other than by your actions in violation of this Agreement). You further agree that upon the termination of your employment with the Company or at any time upon the request of the Company you shall deliver to the Company any and all literature, documents, correspondence, and other materials and records furnished to or acquired by you from the Company during the course of your employment with the Company.

         8. EXCESS PARACHUTE PAYMENT LIMIT. Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code but for the application of this sentence, then the aggregate present value of amounts payable or distributable to or for your benefit pursuant to this Agreement (such payments pursuant to this Agreement are hereinafter referred to as "Agreement Payments" for purposes of this Section 8) shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of
Section 280G of the Internal Revenue Code. For purposes of this Section 8, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code. All determinations required to be made under this Section 8 shall be made at the expense of the Company, if requested by you or the Company, by an accounting firm mutually agreeable to you and the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to you within 30 days after the date on which the request has been made. The Company and you shall cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations. All such determinations by the Accounting Firm shall be final and binding upon the Company and you. The fact that your right to Agreement Payments may be reduced by reason of the limitations contained in this Section 8 shall not of itself limit or otherwise affect any other of your rights other than pursuant to this Agreement. In the event that any Agreement Payment intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 8, you shall be entitled to designate the Agreement Payments to be so reduced in order to give effect to this Section 8. The Company shall provide you with all information reasonably requested by you to permit you to make such designation. In the event that you fail to make such designation within 10 business days of the date of termination of your employment, the Company may effect such reduction in any manner it deems appropriate. As a result of the uncertainty in the application of Section 280G of the Internal Revenue Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will be made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments will not be made by the Company which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the

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Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Company together with interest at the applicable short-term federal rate provided for in
Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually; provided, however, that no amount shall be payable by you to the Company (or if paid by you to the Company, such payment shall be returned to you) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Internal Revenue Code. In the event that the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of you together with interest at the applicable short-term federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually.

         9. TAXES; WITHHOLDING OF TAXES. Without limiting the right of the Company to withhold taxes pursuant to this Section, you shall be responsible for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by you as a result of receiving the payments and benefits provided in this Agreement. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company shall determine to be appropriate pursuant to any law or government regulation or ruling.

         10. SUCCESSORS, BINDING AGREEMENT. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if the Company had terminated your employment after a Change in Control of the Company occurring at the time of succession. As used in this Agreement "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators. successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devises, legates, or other designee or, if there be no such designee, to your estate.

         11. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duty given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the last page of this Agreement, provided that all notices to the

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Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any specific compensation program (other than a severance pay program) that provides for benefits upon a change in control relative to that program, including without limitation, the Company's stock option plans and Supplemental Executive Retirement Plan, shall remain in effect, notwithstanding this Agreement. However, benefits payable to you under this Agreement shall be in complete substitution for any severance pay benefits you might be entitled to receive under the Company's Severance Pay Program dated January 28, 1994, as amended and under the Company's Change in Control Severance Pay Program dated _______________________, 1998, as amended. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

         13. VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         15. JURISDICTION. In the event of any dispute or controversy arising under or in connection with this Agreement you and the Company hereby irrevocably consent to the jurisdiction of the State Courts located in Dallas County, Texas or the United States District Court for the Northern District of Texas.

         16. LEGAL FEES AND EXPENSES. If it should appear to you that the Company has failed to comply with any of its obligations under this Agreement or in the event the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any arbitration or litigation designed to deny, or to recover from, you the benefits intended to be provided to you hereunder, the Company irrevocably authorizes you from time to time to retain counsel of your choice, to represent you in connection with the initiation or defense of any arbitration, litigation, other legal action or negotiation to resolve any disputes whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by you as a result of the Company's failure to perform this Agreement or any provision hereof (including this Section 16) or as a result of the Company or any person contesting the validly or enforceability of this Agreement or any

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provision hereof, up to a maximum amount of twenty-five thousand dollars
($25,000). Any such fees and expenses incurred by you in excess of such twenty-five thousand dollar ($25,000) maximum amount shall not be payable by the Company and you hereby agree to indemnify and hold the Company harmless for any amounts exceeding such maximum, including any amounts awarded to you or to your counsel or other advisers by any court of competent jurisdiction.

         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of the letter which will then constitute our agreement on this subject.

                                    Sincerely,

                                    By:_______________________________________

                                    Title: ____________________________________
                                            GREYHOUND LINES, INC.
                                            15110 North Dallas Parkway
                                            Dallas, Texas  75248

ACCEPTED AND AGREED TO AS OF ____________________, 1998

____________________________________

        type name and address of employee
_________________________________________